Exhibit 10.10

COOPER-STANDARD AUTOMOTIVE INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective as of January 1, 2011

COOPER-STANDARD AUTOMOTIVE INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Article IX. Administration		14
9.1.	Administration	14
9.2.	Plan Administrator	14
9.3.	Binding Effect of Decisions	14
9.4.	Successors	15
9.5.	Indemnity of Committee and Administrator	15
9.6.	Claims Procedure	15

Article X. Amendment and Termination of Plan		17
10.1.	Amendment	17
10.2.	Termination	17

Article XI. Miscellaneous		19
11.1.	No Guarantee of Employment or Service	19
11.2.	Governing Law	19
11.3.	Nonassignability	19
11.4.	Severability	20
11.5.	Withholding Taxes	20
11.6.	Legal Fees, Expenses Following a Change of Control	20
11.7.	Top-Hat Plan	21
11.8.	Miscellaneous Distribution Rules	21

2

COOPER-STANDARD AUTOMOTIVE INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Article I. Purpose

1.1. Purpose. The purpose of this Plan is, as contemplated by Section 3(36) of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and as contemplated in various Employment Agreements, to compensate for the loss of retirement benefits under the Cooper-Standard Automotive Inc. Salaried Retirement Plan, and/or Company Contributions under the Cooper-Standard Automotive Inc. Enhanced Investment Savings Plan, as a result of certain limitations imposed by Internal Revenue Code of 1986, as amended (“Code”), or certain provisions in the qualified plans.

This Plan also is intended to replace benefits previously provided to certain Participants by the Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan as in effect December 31, 2010.

Specifically, the Plan provides benefits for three classes of participants:

1.	Those employees who retain a final average pay benefit (or combination of a final average pay and cash balance benefit) under the Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan on and after January 1, 2011. Such participants are entitled to a benefit under this Plan based on the Company contributions made on their behalf under the Enhanced Investment Savings Plan, but calculated without regard to Code Section 401(a)(17) and 415 limits.

2.	Those employees who are participants immediately on January 1, 2011 and who no longer have a benefit under the Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan on and after January 1, 2011. Such participants are entitled to a benefit under this Plan equal to 1.5, plus a transition multiple of between 0.5 to 1.5, times the rate of Company contributions made on their behalf under the Enhanced Investment Savings Plan, but calculated without regard to Code Section 401(a)(17) limits. In addition, the account balance benefit of each such participant under the Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan as of December 31, 2010 is transferred to this Plan and becomes the January 1, 2011 opening account balance hereunder for such participant.

3.	Those employees who initially become eligible to participate after January 1, 2011. Such participants are entitled to a benefit under this Plan equal to 1.5 times the rate of Company contributions made on their behalf under the Enhanced Investment Savings Plan, but calculated without regard to Code Section 401(a)(17) limits.

For all participants, the allocations credited under the Plan are offset by the Company contributions actually made on their behalf under the Enhanced Investment Savings Plan during the same period the participant is covered by the Plan.

Article II. Definitions and Terms; Construction

2.1. Definitions and Terms.

(a) “Account” means the bookkeeping account maintained on the books of the Company pursuant to Article VI for the purpose of accounting for the allocations and distributions made under the Plan.

(b) “Accounting Date” means each business day.

(c) “Accounting Period” means the period beginning on the day immediately following an Accounting Date and ending on the next following Accounting Date.

(d) “Administrator” means a committee consisting of one or more persons who shall be appointed by and serve at the pleasure of the Committee.

(e) “Affiliate” means, with respect to an entity, any entity directly or indirectly controlled, controlled by, or under common control with, such first entity within the meaning of Code Section 414(b) or (c); provided that for purposes of determining if a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

(f) “Beneficiary” means the person or persons (natural or otherwise) designated or deemed to be designated by the Participant pursuant to Article VIII to receive benefits payable under the Plan in the event of Participant’s death.

(g) “Board” means the Board of Directors of the Company.

(h) “Change of Control” shall have the meaning given in the Cooper-Standard Holdings Inc. 2011 Omnibus Incentive Plan, or any successor or replacement plan thereto, as it may be amended from time to time. Notwithstanding the foregoing, no “Change of Control” shall occur for purposes of this Plan unless such transaction also qualifies as a change of control under Code Section 409A.

(i) “Committee” shall mean the Compensation Committee of the Board.

(j) “Company” means Cooper-Standard Automotive Inc., an Ohio corporation, and any successor or successors thereto.

(k) “Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan” means the Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan, as amended or restated from time to time.

(l) “Eligible Employee” means any Employee who is a participant in the Savings Plan and who is employed in a position with a title of Vice President or higher.

(m) “Employee” means any employee of the Company or an Affiliate.

(n) “Participant” means an Eligible Employee who has met the requirements to participate in the Plan.

(o) “Plan” means this Cooper-Standard Automotive Inc. Supplemental Executive Retirement Plan, as amended or restated from time to time.

(p) “Plan Year” means the 12-month period beginning January 1 and ending December 31.

(q) “Retirement Committee” has the meaning set forth in Article XIV of the Savings Plan.

(r) “Savings Plan” means the Cooper-Standard Automotive Inc. Enhanced Investment Savings Plan, as amended or restated from time to time.

(s) “Separation from Service” means the date on which a Participant terminates employment from the Company and its Affiliates, or if the Participant continues to provide services, following his or her termination of employment, within the meaning of Code Section 409A, from the Company and its Affiliates, for reasons other than death. Specifically, if a Participant continues to provide services to the Company or an Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service. A Participant will be treated as having terminated employment from the Company and its Affiliates in accordance with the following procedures:

(1)	If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a termination of employment. If the period of the leave exceeds the applicable time period set forth above, and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have terminated employment on the first day after the end of the applicable period set forth above.

(2)

If a Participant’s level of bona fide services for the Company and its Affiliates permanently decreases to twenty percent (20%) or less of the average level of bona fide services performed by the Participant (whether as an employee or independent contractor) for the Company and its Affiliates over the immediately preceding thirty-six (36) month period (or such lesser period of services), the Participant will be presumed to have terminated employment.

(3)	If a Participant’s level of bona fide services for the Company and its Affiliates continues at fifty percent (50%) or greater of the average level of bona fide services performed by the Participant (whether as an employee or independent contractor) for the Company and its Affiliates over the immediately preceding thirty-six (36) month period (or such lesser period of services), the Participant will be presumed to have continued in employment.

(t) “Specified Employee” means a Participant who, as of the date of his or her Separation from Service, is a key employee (as defined in Code Section 416(i), but without regard to Code Section 416(i)(5)) of the Company or an Affiliate any of the stock of which is publicly traded on an established securities market. A Participant is a key employee under Code Section 416(i) if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations under Code Section 416, but disregarding Code Section 416(i)(5), at any time during the 12-month period ending on an identification date. If a person is a key employee as of an identification date, the person is treated as a key employee for the 12-month period beginning on the first day of the fourth (4th) month following the identification date. The identification date for the Plan shall be September 30 of each year. Thus, an employee who satisfies the foregoing requirements for key employee status as of September 30 of a year shall be treated as a key employee for the following calendar year.

(u) “Supplemental Benefit” means the benefit due hereunder.

(v) “Transition Benefit Multiple” means the multiple indicated in Exhibit A to this Plan.

(w) “Unforeseeable Emergency” means a severe financial hardship of the Participant, resulting from any of the following:

(1)	an illness or accident of the Participant, his or her spouse or the Participant’s dependent or dependents (as defined in Code Section 152(a));

(2)	a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to such home not otherwise covered by insurance, for example, as a result of a natural disaster); or

(3)	other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Administrator.

2.2. Construction. Wherever any words are used in the masculine, they shall be construed as if they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or the plural, they shall be construed as through they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items. The words “hereof,” herein,” and hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Plan, and not to any particular provision or Section.

Article III. Eligibility and Participation

3.1. Eligibility and Participation.

(a) Eligibility. Eligibility to participate in the Plan for any Plan Year is limited to Eligible Employees.

(b) Effective Date of Participation.

(1)	All Eligible Employees on January 1, 2011 shall become Participants hereunder effective January 1, 2011.

(2)	If an individual becomes an Eligible Employee prior to July 1 of a given year, such individual shall become a Participant hereunder retroactive to January 1 of the Plan Year in which such individual becomes an Eligible Employee. If an individual becomes an Eligible Employee on or after July 1 of a given year, such individual shall become a Participant effective January 1 of the Plan Year following the year he or she became an Eligible Employee, provided such individual remains an Eligible Employee on such January 1 participation date.

(c) Termination of Participation. Participation in the Plan shall continue as long as the Participant is eligible to receive benefits under the Plan. Notwithstanding the foregoing, if a Participant ceases to be an Eligible Employee, effective on the first day of the following Plan Year, no additional allocations shall be made for such individual under this Plan, although such Participant’s Account shall continue to be credited with earnings or losses pursuant to Section 4.2.

3.2. Ineligible Participant. Notwithstanding any other provisions of this Plan to the contrary, if the Administrator determines that any Participant may not qualify as a “management or highly compensated employee” within the meaning of ERISA or regulations thereunder or otherwise determines that the Participant is no longer eligible to participate, the Administrator may determine, in its sole discretion, that such Participant shall cease to be eligible to receive additional allocations under the Plan.

Article IV. Benefits Under This Plan

4.1. Amount of Supplemental Benefit.

(a) Amount of Supplemental Benefit for Participants Covered by Nonqualified Supplementary Benefit Plan. A Participant who is a participant in the Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan on January 1, 2011, shall be entitled to receive a Supplemental Benefit equal to the excess of (1) over (2) below for each Plan Year (beginning January 1, 2011) in which such individual is participating in this Plan, aggregated for all such years, as adjusted by the investment return as specified in Section 4.2 below:

(1)	The amount of Company contributions that would be credited to the Participant’s account in such year under Section 1 of Article IV of the Savings Plan if such amount were computed without giving effect to the limitations imposed by Section 401(a)(l7) or Section 415 of the Code, less

(2)	The amount of Company contributions actually credited to the Participant’s account in such year under Section 1 of Article IV of the Savings Plan.

(b) Amount of Supplemental Benefit for January 1, 2011 Participants. A Participant who is a Participant on January 1, 2011 and who is not subject to subsection (a) shall be entitled to receive a Supplemental Benefit equal to the sum of the following, as adjusted by the investment return as specified in Section 4.2 below:

(1)	The Participant’s account balance amount as of December 31, 2010 under the Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan; plus

(2)	For each Plan Year in which such individual is participating in this Plan, aggregated for all such years,

(a) One and one-half (1 1/2) multiplied by the percentage of Company contributions (determined as a percentage of the Participant’s compensation as defined in the Savings Plan) actually credited to the Participant’s account under Section 1 of Article IV of the Savings Plan for such Plan Year, multiplied by the Participant’s compensation for such Plan Year (as defined in the Savings Plan, but without regard to any limitations imposed by Code Section 401(a)(17)); plus

(b) Such Participant’s Transition Benefit Multiple multiplied by the percentage of Company contributions (determined as a percentage of the Participant’s compensation as defined in the Savings Plan) actually credited to the Participant’s account under Section 1 of Article IV of the Savings Plan for such Plan Year, multiplied by the Participant’s compensation for such Plan Year (as defined in the Savings Plan, but without regard to any limitations imposed by Code Section 401(a)(17)); less

(c) The Company contributions actually credited to the Participant’s account under Section 1 of Article IV of the Savings Plan for such Plan Year.

(c) Amount of Supplemental Benefit for New Participants After January 1, 2011. A Participant who first becomes a participant hereunder after January 1, 2011 shall be entitled to receive a Supplemental Benefit equal to the sum of the following for each Plan Year in which such individual is participating in this Plan, aggregated for all such years, as adjusted by the investment return as specified in Section 4.2 below:

(1)

One and one-half (1 1/2) multiplied by the percentage of Company contributions (determined as a percentage of the Participant’s compensation as defined in the Savings Plan) actually credited to the Participant’s account under Section 1 of Article IV of the Savings Plan in such Plan Year, multiplied by the Participant’s compensation for such Plan Year (as defined in the Savings Plan, but without regard to any limitations imposed by Code Section 401(a)(17)), less

(2)	The amount of Company contributions actually credited to the Participant’s account under Section 1 of Article IV of the Savings Plan in such Plan Year.

(d) Allocation Requirements. If there are no Company contributions actually credited to the Participant’s account under Section 1 of Article IV of the Savings Plan in any calendar year because of the limitations imposed by Section 415 or Section 401(m) of the Code, a Participant shall not be required to be a participant in the Savings Plan in order to be entitled to receive a Supplemental Benefit in the amount determined under (a), (b) or (c) above, which shall be determined as if the Participant had been a participant in the Savings Plan.

4.2. Investment Return on Supplemental Benefits. The investment return to be included in the calculation of benefits under Section 4.1 shall begin to accrue with respect to Supplemental Benefits determined for any year on the first business day in January in the following year and shall be deemed to be invested in the investment alternative selected by the Participant from the investment alternatives available under the Savings Plan or any other method designated by the Employer.

Current and future allocations between such investment alternatives (“Deemed Investments”) shall be directed by each Participant in written instructions delivered to Company with such advance notice, at such times and in such manner as prescribed by the Administrator. If a Participant fails to provide any such written directions to the Company, all of the amounts credited to his or her Supplemental Benefit account shall be deemed to be invested in the prevailing stable value fund available under the Savings Plan.

4.3. Vesting in Benefits. A Participant shall become vested in his or her Supplemental Benefits hereunder at the same time the Participant becomes vested in his or her Company contributions account under the Savings Plan.

Article V. Payment of Supplemental Benefits

5.1. Supplemental Benefits are Unfunded. Payment of vested Supplemental Benefits shall be accomplished by means of unfunded payments directly from the Company or from any grantor trust established by the Company to fund such payments.

5.2. Payment of Supplemental Benefits. Payment of the vested Supplemental Benefits shall be made in cash in a single lump sum payment (a) to the Participant within sixty (60) days after the Participant’s Separation from Service, or (b) to the Participant’s Beneficiary within ninety (90) days of the Participant’s death. The amount distributed shall be the value of the Participant’s Account determined as of an Accounting Date that is no more than thirty (30) days prior to the payment date, as determined by the Company.

5.3. Payment of Supplemental Benefits on Account of an Unforeseeable Emergency. A Participant who has incurred an Unforeseeable Emergency may request, and the Administrator may, in its sole discretion, approve a distribution on part or all of the Participant’s vested Supplemental Benefit, in accordance with and subject to the limitations set forth in this Section. The amount authorized for distribution with respect to an Unforeseeable Emergency may not exceed the amount necessary to satisfy the emergency plus the amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved though reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship. No distributions pursuant to this Section 5.3 may be made in excess of the vested value of the Participant’s Account at the time of such distribution.

5.4. Accelerations or Delays. Notwithstanding any other provision of the Plan, if the Administrator determines that:

(a) all or any portion of a Participant’s Account is required to be included in the Participant’s income as a result of a failure to comply with the requirements of Code Section 409A and the regulations promulgated thereunder, then the Company or applicable Affiliate shall immediately distribute from the Plan to the Participant or, in the case of the Participant’s death, the Participant’s Beneficiary, in one single sum, the amount (but not exceeding the amount) that is so taxable. In addition, the Administrator may permit an acceleration of the time or schedule of payment otherwise applicable to a Participant if (i) payment is necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)) and (ii) if the distribution is made to an individual other than the Participant; and

(b) the Participant is a Specified Employee, then any distribution to be made upon a Participant’s Separation from Service shall be delayed until the first day of the seventh month following the month in which the Participant’s Separation from Service occurs.

Article VI. Participants’ Supplemental Plan Accounts

6.1. Establishment of Accounts. The Company, through its accounting records, shall establish an Account for each Participant. In addition, the Company may establish, through its accounting records, one or more subaccounts of a Participant’s Account, if the Company determines that such subaccounts are necessary or appropriate in administering the Plan.

6.2. Deemed Investments. Amounts credited to a Participant’s Account shall reflect the investment experience of the Deemed Investments selected by the Participant. See Section 4.2 above.

6.3. Accounting. The Company, through its accounting records, shall maintain a separate and distinct record of the amount in each Account as adjusted to reflect any income, gains, losses and distributions with respect to such Account.

6.4. Adjustments to Accounts. The Participant’s Account shall be credited or debited, as the case may be, as follows:

(a) First, the Account shall be credited or debited with income (loss) as determined by the Administrator using daily business day valuations on the Deemed Investments described in Section 6.2.

(b) Second, the Account shall be credited with any allocations under Article IV.

(c) Finally, the Account shall be debited with the amount of any distributions under the Plan to or on behalf of the Participant, or in the event of his death, the Participant’s Beneficiary.

6.5. Statement of Accounts. At least annually, a statement shall be furnished to each Participant or, in the event of his death, to his Beneficiary, showing the status of the Participant’s Account as of the end of the most recent Accounting Period, any changes in the Participant’s Account since the date of the most recent statement furnished to the Participant, and such other information as the Administrator shall determine.

6.6. Accounts for Recordkeeping Purposes Only. Plan Accounts and the recordkeeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of the Company or any Affiliate to fund such benefits.

Article VII. Financing Benefits

7.1. Investment of Accounts. As soon as practicable after the crediting of any amount to a Participant’s Account, the Company may, in its sole discretion, direct that the Retirement Committee invest the amount credited, in whole or in part, in one or more separate investment funds or vehicles, including, without limitation, certificates of deposit, mutual funds, money market accounts or funds, limited partnerships, real, personal, tangible or intangible property, or debt or equity securities, including equity securities of the Company (measured by fair market value, book value or any formula selected by the Retirement Committee), (collectively the “Invested Assets”), as the Retirement Committee shall select, or may direct that the Company retain the amount credited as cash to be added to its general assets. The Company shall be the sole owner and beneficiary of all Invested Assets, and all contracts and other evidences of the Invested Assets shall be registered in the name of the Company. The Company, under the direction of the Retirement Committee, shall have the unrestricted right to sell any of the Invested Assets included in any Participant’s Account or to credit the proceeds of the sale to a Participant’s Account as cash. The Invested Assets may, but are not required to, mirror the Deemed Investments selected by the Participant.

7.2. Financing of Benefits. Benefits payable under the Plan to a Participant or, in the event of his death, to his Beneficiary, or to an alternate payee pursuant to a domestic relations order (as defined in Code Section 414(p)(1)(B)), shall be paid by the Company from its general assets. Notwithstanding the fact that the Participants’ Accounts may be adjusted by an amount that is measured by reference to the performance of the Deemed Investments as provided in Section 4.2, no Participant, Beneficiary or any other person entitled to payment under the Plan, shall have any claim, right, security interest or other interest in any fund, trust, account, insurance contract, or asset of the Company or Affiliate responsible for such payment.

7.3. Funding. Notwithstanding the provisions of Section 7.2, nothing in this Plan shall preclude the Company from setting aside amounts in trust (the “Trust”) pursuant to one or more trust agreements between a trustee and the Company. However, Participants, their Beneficiaries or alternate payees, and their heirs, successors and assigns, shall have no secured interest or claim in any property or assets of the Company or the Trust. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future. Notwithstanding the foregoing, the Company shall not fund any Trust at a time when such funding would violate Code Section 409A.

Any payments of benefits from the Trust shall, to the extent thereof, discharge the Company’s obligation to pay benefits under the terms of this Plan, it being the intent of the Company that assets in the Trust be held as security for the Company’s obligation to pay benefits under this Plan.

Any such assets held by the Company or an Affiliate in the Trust shall be and remain the sole property of the Trust, and the Participants shall have no proprietary rights of any nature whatsoever with respect to such assets.

Article VIII. Beneficiaries

8.1. Beneficiary Designation.

(a) As used in the Plan the term “Beneficiary” means:

(i)	The person last designated as Beneficiary by the Participant in writing on a form prescribed by the Administrator;

(ii)	If there is no designated Beneficiary or if the person so designated shall not survive the Participant, the person or persons designated as beneficiaries under the Savings Plan; or

(iii)	If no such Beneficiary (as determined in Section 8.1(a)(i) or (ii) above) is living upon the death of a Participant, or if all such persons die prior to the full distribution of the Participant’s Account balance, then the Participant’s Account balance shall be paid to the first surviving class of the following classes:

(a)	The Participant’s widow or widower.

(b)	The Participant’s surviving children.

(c)	The Participants surviving parents.

(d)	The Participant’s surviving brothers and sisters.

(e)	The executor or administrator of the Participant’s estate.

(b) Any Beneficiary designation may be changed from time to time by the filing of written notice filed with the Administrator, which will cancel all Beneficiary designations previously filed. No notice given under this Section shall be effective unless and until the Administrator actually receives such notice.

8.2. Facility of Payment. Whenever and as often as any Participant or his Beneficiary entitled to payments hereunder shall be under a legal disability or, in the sole judgment of the Administrator, shall otherwise be unable to apply such payments to his own best interests and advantage, the Administrator in the exercise of its discretion may direct all or any portion of such payments to be made in any one or more of the following ways: (a) directly to him; (b) to his legal guardian or conservator; or (c) to his spouse or to any other person, to be expended for his benefit; and the decision of the Administrator shall in each case be final and binding upon all persons in interest. Such legal disability is not itself a distributable event under this Plan.

Article IX. Administration

9.1. Administration.

(a) The Plan shall be administered by the Administrator. The Administrator shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.

(b) The Administrator shall have sole and absolute discretion to interpret the provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights, status, and eligibility under the Plan of Participants and other persons, to decide disputes arising under the Plan and to make any determinations and findings (including factual findings) with respect to the benefits payable thereunder and the persons entitled thereto as may be required for the purposes of the Plan. In furtherance of, but without limiting the foregoing, the Administrator is hereby granted the following specific authorities, which it shall discharge in its sole and absolute discretion in accordance with the terms of the Plan (as interpreted, to the extent necessary, by the Administrator):

(i)	To determine the amount of benefits, if any, payable to any person under the Plan (including, to the extent necessary, making any factual findings with respect thereto); and

(ii)	To conduct the claims procedures specified in Section 9.6.

All decisions of the Administrator as to the facts of any case, as to the interpretation of any provision of the Plan or its application to any case, and as to any other interpretative matter or other determination or question under the Plan shall be final and binding on all parties affected thereby, subject to the provisions of Section 9.6.

(c) The Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be counsel to the Company.

(d) It is intended that this Plan comply with the provisions of Code Section 409A. This Plan shall be construed and interpreted in a manner that will cause any payment hereunder that is considered deferred compensation and that is not exempt from Code Section 409A to meet the requirements thereof such that no additional tax will be due under Code Section 409A on such payment.

9.2. Plan Administrator. The Company shall be the “administrator” under the Plan for purposes of ERISA.

9.3. Binding Effect of Decisions. All decisions and determinations by the Administrator shall be final and binding on all parties. All decisions of the Administrator shall be made by the vote of the majority, including actions in writing taken without a meeting. All elections, notices and directions under the Plan by a Participant shall be made on such forms as the Administrator shall prescribe.

9.4. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, Beneficiaries, executors and administrators of each Participant.

9.5. Indemnity of Committee and Administrator. The Company shall indemnify and hold harmless the members of the Committee and the Administrator and their duly appointed agents against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by any such member or agent of the Committee and the Administrator.

9.6. Claims Procedure.

(a) If a Participant or his designated Beneficiary (the “Claimant”) believes that he or she is entitled to a benefit under the Plan that is not provided, the Claimant may file a written claim for payments under this Plan with the Administrator. The claim must be filed within ninety (90) days of the date payment under the Plan is made. The Administrator shall review the claim within ninety (90) days following the date of receipt of the claim; provided that the Administrator may determine that an additional 90-day extension is necessary due to circumstances beyond the Administrator’s control, in which event the Administrator shall notify the Claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision. If the Claimant’s claim is denied in whole or part, the Administrator shall provide written notice to the Claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in Paragraph (b)) and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review.

(b) The Claimant has the right to appeal the Administrator’s decision by filing a written appeal to the Administrator within sixty (60) days after Claimant’s receipt of the decision or deemed denial. The Claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the Claimant’s appeal. The Claimant may submit written comments, documents, records and other information relating to his or her claim with the appeal. The Administrator will review all comments, documents, records and other information submitted by the Claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Administrator shall make a determination on the appeal within sixty (60) days after receiving the Claimant’s written appeal; provided that the Administrator may determine that an additional 60-day extension is necessary due to circumstances beyond the Administrator’s control, in which event the Administrator shall notify the Claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision. If the Claimant’s appeal is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim; and a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA.

(c) If the Administrator fails to render a decision on a Claimant’s initial claim for benefits under the Plan or on the Claimant’s subsequent appeal of the Administrator’s adverse decision, such claim or appeal will be deemed to be denied.

(d) Notwithstanding the foregoing claims and appeals procedures, to avoid an additional tax on payments that may be payable under this Plan, a Claimant must make a reasonable, good faith effort to collect any payment or benefit to which the Claimant believes he or she is entitled to hereunder no later than ninety (90) days after the latest date upon which the payment could have been timely made pursuant to Code Section 409A, and if not paid or provided, must take further enforcement measures within one hundred eighty (180) days after such latest date.

Article X. Amendment and Termination of Plan

10.1. Amendment. The Company may at any time amend, suspend or reinstate any or all of the provisions of the Plan, except that no such amendment, suspension or reinstatement may adversely affect any Participant’s Account balance, accrued as of the effective date of such amendment, suspension or reinstatement, without such Participant’s prior written consent. Notwithstanding the foregoing, any change in investments under this Plan, or any reductions in the value of a Participant’s Account due to Deemed Investment losses, shall not be considered an “adverse” amendment. Written notice of any amendment or other action with respect to the Plan shall be given to each Participant.

10.2. Termination. The Company, in its sole discretion, may terminate this Plan at any time and for any reason whatsoever (or the Plan shall automatically terminate) in accordance with and subject to the following rules:

(a) The Committee at any time, other than proximate to a downturn in the financial health of the Company or any Affiliate, may terminate the Plan and require that all benefits accrued be distributed to Participants and Beneficiaries in a single sum without regard to a Participant’s prior election as to the form or timing of benefit payments, if

(i)	all plans or arrangements that are considered, with this Plan, to be a single plan within the meaning of Code Section 409A are terminated and liquidated with respect to all participants,

(ii)	no payments other than those payable under the pre-existing terms of the Plan are made within twelve (12) months of the date on which the arrangement is terminated,

(iii)	all payments are completed within twenty-four (24) months of the termination, and

(iv)	the Company or Affiliate does not, for three years following the date of termination, maintain an arrangement that would be considered a single plan with this Plan under Code Section 409A.

(b) The Committee may terminate the Plan and require that all benefits accrued be distributed to Participants and Beneficiaries in a single sum without regard to a Participant’s prior election as to the form or timing of benefit payments, at any time during the period that begins thirty (30) days prior to a Change of Control and ends on the date of the Change of Control, provided that all plans or arrangements (that are considered, with this Plan, to a single plan within the meaning of Code Section 409A) are terminated and liquidated with respect to all Participants that experience the Change of Control event, and further provided that payment is made within twelve (12) months of the date of termination of the arrangements.

(c) The Plan shall terminate and all benefits accrued will be distributed in a single sum without regard to a Participant’s prior election as to the form of benefit payments, if (i) payment is made upon a complete dissolution that is taxed under Code Section 331 or upon approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of Title 11 of the United States

Code, and (ii) the amounts deferred under the Plan are included in the gross income of Participants and Beneficiaries by the latest of (1) the calendar year in which the Plan termination occurs, (2) the calendar year in which the amounts are no longer subject to a substantial risk of forfeiture, or (3) the first calendar year in which the payment is administratively practicable.

(d) Except as provided in Paragraphs (a), (b) and (c) above or as otherwise permitted in regulations promulgated by the Secretary of the Treasury under Code Section 409A, any action that purports to terminate the Plan shall instead be construed as an amendment to discontinue further benefit accruals, but the Plan will continue to operate, in accordance with its terms as from time to time amended and in accordance with applicable Participant elections, with respect to the Participant’s benefit accrued through the date of termination, and in no event shall any such action purporting to terminate the Plan form the basis for accelerating distributions to Participants and Beneficiaries.

(e) Upon termination of the Plan, the Administrator shall take those actions necessary to administer any Accounts existing prior to the effective date of such termination; provided, however, that a termination of the Plan shall not adversely affect the value of a Participant’s Account without the Participation’s prior written consent.

Article XI. Miscellaneous

11.1. No Guarantee of Employment or Service. Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Employee, or as a right of any Employee Director, to be continued in the employment or service of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without cause. All Participants remain subject to: change of salary, transfer, change of job, discipline, layoff, discharge or any other change of employment status, the same as if this Plan had not been adopted.

11.2. Governing Law. All questions arising in respect of the Plan, including those pertaining to its validity, interpretation and administration, shall be governed, controlled and determined in accordance with the applicable provisions of federal law and, to the extent not preempted by federal law, the laws of the State of Michigan, without reference to conflict of law principles thereof.

11.3. Nonassignability.

(a) No right or interest under the Plan of a Participant or his or her Beneficiary (or any person claiming through or under any of them), other than the surviving spouse of any deceased Participant or an alternate payee of a Participant pursuant to a domestic relations order, shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of any such Participant or Beneficiary. If any Participant or Beneficiary shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her (other than to an alternate payee of a Participant pursuant to the terms of a domestic relations order), then the Committee, in its discretion, may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a written “termination declaration” with the General Counsel of the Company and making reasonable efforts to deliver a copy to the Participant or Beneficiary whose interest is adversely affected (the “Terminated Participant”).

(b) As long as the Terminated Participant is alive, any benefits affected by the termination shall be retained by the Company and, in the Committee’s sole and absolute judgment, may be paid to or expended for the benefit of the Terminated Participant, his or her spouse, his or her children or any other person or persons in fact dependent upon him or her in such a manner as the Committee shall deem proper under the provisions of Code Section 409A. Upon the death of the Terminated Participant, all benefits withheld from him or her and not paid to others in accordance with the preceding sentence shall be disposed of according to the provisions of the Plan that would apply if he or she died prior to the time that all benefits to which he or she was entitled were paid to him or her.

11.4. Severability. Each section, subsection and lesser section of this Plan constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Plan shall finally be determined to be unlawful, such provision shall be deemed severed from this Plan, but every other provision of this Plan shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intention of the parties hereto to the extent permissible under law.

11.5. Withholding Taxes. Notwithstanding the time or schedule of payments otherwise applicable to the Participant, the Administrator may direct that distributions from a Participant’s vested Account be made (i) to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) with respect to compensation deferred under the Plan, (ii) to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of FICA taxes, and (iii) to pay the additional income tax at source on wages attributable to the “pyramiding” of Code Section 3401 wages and taxes; provided that the total amount distributed under this provision must not exceed the aggregate of the FICA tax and the income tax withholding related to such FICA tax.

The amount of cash actually distributed to the Participant in accordance with the time or schedule of payments applicable to the Participant will be reduced by applicable tax withholding except to the extent such withholding requirements previously were satisfied in accordance with the foregoing.

11.6. Legal Fees, Expenses Following a Change of Control. It is the intent of the Company that following a Change of Control no Participant be required to incur the expenses associated with the enforcement of his or her rights under this Plan by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to a Participant hereunder. Accordingly, if following a Change of Control it should appear that the Company has failed to comply with any of its obligations under this Plan or in the event that the Company or any other person takes any action to declare this Plan void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Participant the benefits intended to be provided to such Participant hereunder, the Company irrevocably authorizes such Participant from time to time to retain counsel of his or her choice, at the expense of the Company, as hereafter provided, to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to such Participant’s entering into an attorney-client relationship with such counsel, and in that connection the Company and such Participant agree that a confidential relationship shall exist between such Participant and such counsel. Following a Change of Control, the Company shall pay and be solely responsible for any and all attorneys’ and related fees and expenses incurred by such Participant as a result of the Company’s failure to perform under this Plan or any provision thereof, or as a result of the Company or any person contesting the validity or enforceability of this Plan or any provision thereof. The Company will either pay such fees directly, or reimburse the Participant for such fees and expenses within ten (10) days following the date the Participant submits documentation reasonably substantiating such fees and expenses; provided that in no event shall such fees and expenses be reimbursable after the end of the calendar year following the year in which the Participant incurred such fees or expenses.

11.7. Top-Hat Plan. The Plan is intended to be a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, notwithstanding any other provision of the Plan and subject to the provisions of Code Section 409A, the Plan will terminate and no further benefits will accrue hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel based upon a change in law that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA, which is not so exempt. In addition and notwithstanding any other provision of the Plan, in the absolute discretion of the Committee but only to the extent permitted by Code Section 409A, the amount credited to each Participant’s Account under the Plan as of the date of termination, which shall be an Accounting Date for purposes of the Plan, will be paid immediately to such Participant in a single lump sum cash payment. Such payment shall completely discharge the Company’s obligations under this Plan.

11.8. Miscellaneous Distribution Rules. The following rules will supersede any inconsistent distribution provisions of the Plan. In the circumstances described in Paragraphs (a), (b) and (c) below, a payment that would otherwise be due and payable under the terms of the Plan with respect to amounts that are subject to Code Section 409A will be delayed, and payment will be made in accordance with this Section.

(a) Code Section 162(m). If and to the extent that the Company reasonably anticipates that its income tax deduction with respect to a payment will be limited or eliminated by application of Code Section 162(m), the payment shall be deferred until either (i) the earliest date at which the Company reasonably anticipates that the Company’s deduction for the payment will not be limited or eliminated by application of Code Section 162(m), or (ii) the calendar year in which occurs the Participant’s Separation from Service.

(b) Jeopardy to Company. If any payment required under the terms of this Plan would jeopardize the ability of the Company to continue as a going concern, the Company shall not be required to make such payment; rather, the payment shall be delayed until the first date that making the payment does not jeopardize the ability of the Company to continue as a going concern.

(c) Federal Securities and Other Applicable Law. If and to the extent that the Company reasonably anticipates that the making of a payment will violate Federal securities laws or other applicable law, the payment shall be deferred until the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment is not treated as a violation of applicable law because the payment would cause the inclusion of amounts in gross income of the recipient or result in a penalty or any provision of the Code being or becoming applicable.

Exhibit A

Participant	Transition Benefit Multiple

Campbell	1.5

Dickens	1.0

Dong	0.5

Emmi	1.0

Hefferon	1.0

Johnson, L	1.0

Johnson, R	0.5

Kilbourn	0.5

O’Loughlin	1.0

Otremba	0.5

Stephenson	1.0

Talaga	0.5

Verwilst	1.0

Yantz	1.0